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                                              VCAMPUS CORPORATION
                               PROSPECTUS SUPPLEMENT DATED NOVEMBER 24, 1999
                                   (TO PROSPECTUS DATED NOVEMBER 18, 1999)

     The following paragraph is hereby added to the disclosure under the heading "Business -- Legal Proceedings" on page 48 of the prospectus:

            On November 22, 1999, an arbitrator sent the Company an interim opinion and a non-binding award awarding damages of approximately $370,000 to Sage Interactive from the Company based on claims relating to agreements allegedly entered into by the parties in 1997 for development of courses for University of California at Berkeley, California. The Company plans to appeal to reduce the award or explore the option of settling with Sage.